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                      EXHIBIT OF PERFORMANCE CALCULATIONS

This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional
   Information ("Part B") of Kemper Global Income Fund (the "Fund").

A.   TOTAL RETURN.

1. Formula. The total return performance of the Fund for a specified period equals the change in the value of a hypothetical $10,000 investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Total return may be computed either with or without adjustment for sales charge. It may be expressed either as a dollar value change or as a percentage change. Total return information is set forth in the Total Return Table that appears under "Performance" in the Part B.

2. Performance Reflected. The representative total return calculations reflected in this Section A are for the Fund for period from October 1, 1989 to December 31, 1989.

3. Unadjusted Total Return. The column labeled "Percentage Increase (unadjusted)" in the Total Return Table shows the total return of the Fund as a percentage change without adjustment for any sales charge. The percentage change in value of the Initial Investment for the period (i.e., the unadjusted total return) is calculated by determining the percentage increase in the net asset value per share ("NAV") of the Fund over the period and adjusting that for the dividends reinvested over the period. There was one dividend during the period. The percentage change is then calculated as follows.

                                 Shares X Ending NAV
            Percentage Change =  ------------------- - 1
                                   Beginning NAV

Ending NAV = NAV on December 31, 1989 = $9.27/Share

Beginning NAV = NAV on October 1, 1989 = $9.00/Share

Shares = Number of shares at the end of the period assuming a one share investment at the beginning of the period and reinvestment of dividends. "Shares" is computed under the following formula.

                      DIV           DIV                 DIV
                         1             2                   n
       Shares = (1 + ----- ) X (1 + -----) . . . X (1 + -----)
                     RNAV           RNAV                RNAV
                         1              2                   n



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DIV   = Dollar amount distributed for the nth dividend of the period.  n
   n    equals 1 in the present example since there was one dividend distributed.

RNAV  = NAV on the date that the nth dividend in the period was reinvested.
    n   n equals 1 in the present example.

The following data is presented:

                                        DIV                 RNAV
                     n                     n                    n
                   -----             ----------          -----------
                     1               $.16/Share          $9.17/Share

                                     $.16
                   Shares = (1 + -----------) = 1.01745
                                 $9.17/Share

                                    1.01745 X $9.27/Share
                Percentage Change = --------------------- 1 = .048
                                         $9.00/Share

The decimal return is converted to a percentage by multiplying by 100.

                            .048 X 100 = 4.80%

The column labeled "Ending Value (unadjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change without adjustment for any sales charge. The Ending Value (unadjusted) is equal to the Initial Investment ($10,000) plus the percentage change of such investment over the period (calculated as described above).

$10,000 + (4.80% of $10,000) = $10,000 + (.048 X $10,000) = $10,480

4. Adjusted Total Return. The column labeled "Percentage Increase (adjusted)" in the Total Return Table shows the total return of the Fund as a percentage change with adjustment for the maximum sales charge.

The maximum sales charge for the Fund is 4.5% of the offering price. On the $10,000 Initial Investment, the 4.5% sales charge would equal $450.

     4.5% of $10,000 = 0.045 X $10,000 = $450

The Initial Investment adjusted for the maximum sales charge ("adjusted Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

          $10,000 - $450 = $9,550

The column labeled "Ending Value (adjusted)" in the Total Return Table shows the total return of the Fund as a dollar value change with adjustment for the maximum sales charge. The Ending Value (adjusted) is equal to the adjusted Initial Investment plus the percentage change of such investment


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over the period.  The percentage change over the period is calculated in
Sub-section 3 above.

$9,550 + (4.80% of $9,550) = $9,550 + (.048 X $9,550) = $10,008

Percentage Increase (adjusted) equals the percentage change of the Ending Value (adjusted) from the Initial Investment.

                    $10,008
                    ------- - 1 = 1.0008 - 1 = .0008
                    $10,000

The decimal return is converted to a percentage by multiplying by 100.

                         .0008 X 100 = .08%

B.   AVERAGE ANNUAL TOTAL RETURN.

1. Formula. The average annual total return of the Fund for a specific period is found by taking a hypothetical $1,000 investment ("Initial Investment") at the beginning of the period, adjusting for the maximum sales charge, and computing the redeemable value at the end of the period ("Redeemable Value"). The Redeemable Value is then divided by the Initial Investment, and this quotient is taken to the Nth root (N representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

                                    Redeemable Value   1/N
     Average Annual Total Return = (------------------)     - 1
                                    Initial Investment

2. Performance Reflected. The representative average annual total return calculation reflected in this Section B is for the Fund for the period from commencement of operations (October 1, 1989) to December 31, 1989.

3. Calculation. The maximum sales charge for the Fund is 4.5% of the offering price. On the $1,000 Initial Investment, the 4.5% sales charge would equal $45.

          4.5% of $1,000 = 0.045 X $1,000 = $45

The Initial Investment adjusted for the maximum sales charge ("adjusted Initial Investment") is calculated by deducting the sales charge from the Initial Investment.

                         $1,000 - $45 = $955

The Redeemable Value is equal to the adjusted Initial Investment plus the percentage change in the value of such investment over the period. The percentage change over the period is calculated in Sub-section 3 of Section A above.

Redeemable Value = $955 + (4.80% of $955) = $955 + (.048 X $955) = $1,001


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The period covered is from October 1, 1989 to December 31, 1989 or 91 days.

     N = number of years in the period = (91/365) = .25

Using the formula provided above, average annual total return for the period may then be calculated.

The Redeemable Value is divided by the Initial Investment.

                    ($1,001 / $1,000) = 1.001

This quotient is taken to the Nth root.

                    The .25th root of 1.001 = 1.004

1 is subtracted from the result.

                         1.004 - 1 = .0040

The decimal return is converted to a percentage by multiplying by 100.

                         .004 X 100 = .40%

C.   YIELD.

1. Formula. Yield for the Fund is computed by dividing the net investment income per share earned during a specified one-month or 30-day period by the offering price per share on the last day of the period, according to the following formula:

                            a - b      6
                YIELD = 2 [(------ + 1)  - 1]
                              cd

Where:  a = dividends and interest earned during the period.
        b = expenses accrued for the period (net of reimbursements).
        c = the average daily number of shares outstanding during the period that were entitled to receive dividends.
        d = the maximum offering price per share on the last day of the period.

The Fund's tax equivalent yield is computed by dividing that portion of the Fund's yield (calculated as described above) that is tax-exempt by (one minus the stated federal income tax rate) and adding the product to that portion, if any, of the yield of the Fund that is not tax-exempt.

2. Performance Reflected. The representative yield calculation reflected in this Section C is for the Fund for the one-month period ended December 31, 1989.

3. Yield. For the period reflected, the following figures are provided for use in the formula provided in Sub-section 1 above:


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                              a = $121,094
                              b = $9,922
                              c = 1,700,695
                              d = $9.71

Thus, yield is calculated as follows:

                          121,094 - 9,922       6
               YIELD = 2[(------------------ + 1)  - 1]
                          (1,700,695) (9.71)

                            111,172      6
                     = 2[(---------- + 1)  - 1]
                          16,513,748

                                       6
                     = 2[(1.0067320877)  - 1]

                     = 2[1.0410787258 - 1]

                     = .0821574516

The decimal return is connected to a percentage by multiplying by 100.

                       .0821574516 X 100 = 8.22%